Exhibit 8.1

August 23, 2012

Western Gas Partners, LP

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

Ladies and Gentlemen:

We have acted as special tax counsel to Western Gas Partners, LP (the “Partnership”), a Delaware limited partnership, in connection with the registration of common units representing limited partner interests in the Partnership pursuant to the Partnership’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”). In connection with such registration, we prepared the discussion set forth under the caption “Income Tax Considerations” in the Prospectus contained in the Registration Statement (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted or qualified by the limitations contained in the Discussion, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided are an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP

Bingham McCutchen LLP